UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-effective
Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UCBH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3072450 (I.R.S. Employer Identification No.)

711 Van Ness Avenue
San Francisco, California 94102
(415) 928-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan H. Downing
Executive Vice President, Chief Financial Officer
UCBH HOLDINGS, INC.
711 Van Ness Avenue
San Francisco, California 94102
(415) 928-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service of each registrant)
With copies to:

James E. Topinka, Esq.
Lars E. Johansson, Esq.
COUDERT BROTHERS LLP
600 Beach Street, 3rd Floor
San Francisco, California 94109

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class	Amount to be	Proposed maximum	Proposed maximum	Amount of
of securities to be registered	registered(2)	offering price per unit	aggregate offering price(1)	registration fee(1)

Common Stock, $0.01 par value per share	1,409,130 shares	$36.37	$51,250,000	$4,715.00

(1)	In accordance with Rule 457(c), the aggregate offering price and registration fee for the 1,409,130 shares of common stock is based on the closing price for UCBH’s common stock on the Nasdaq National Market on July 22, 2002.

(2)	This Registration Statement covers the resale by certain stockholders of common stock of UCBH Holdings, Inc. (“UCBH”). The stockholders committed to acquire UCBH common stock in exchange for all of the shares of common stock of Bank of Canton of California owned by such stockholders. The actual number of UCBH common stock sold by the stockholders pursuant to this Registration Statement may be less or more than 1,409,130 based upon any pre-closing adjustment in the price per share of UCBH common stock as calculated based on the average of the per share closing prices of UCBH common stock during the twenty consecutive trading days prior to the closing.

The information in this prospectus is not complete and may be changed. The stockholders cannot sell these securities until the Registration Statement becomes effective. This prospectus is not an offer to sell these securities or the solicitation of an offer to buy these securities in any state where an offer to sell or the solicitation of an offer to buy is not permitted.

PROSPECTUS (Subject to completion, July 24, 2002)

UCBH HOLDINGS, INC.

1,409,130 Shares

Common Stock
Par Value $0.01 Per Share

UCBH HOLDINGS, INC.
711 Van Ness Avenue
San Francisco, California 94102
(415) 928-0700

This prospectus relates to the registration for resale of 1,409,130 shares of common stock of UCBH Holdings, Inc. (“UCBH”) held by certain stockholders of UCBH named in this prospectus. See “Use of Proceeds” in this prospectus. All such stockholders are residents of Taiwan.

UCBH common stock is listed on the Nasdaq National Market under the symbol “UCBH.” On July 22, 2002, the closing price of the UCBH common stock was $36.37 per share.

Any sale of the shares registered pursuant to this Registration Statement will be made on behalf of, and for the benefit of, the stockholders named in this prospectus. UCBH will receive none of the proceeds from the sale of these shares. UCBH will bear the costs relating to the registration of the shares, which are estimated to be $50,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is July 24, 2002.

WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
RECENT DEVELOPMENTS
USE OF PROCEEDS
THE STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
EXHIBIT INDEX
Amendment No. 1 to Form S-3
Exhibit 5.1
Exhibit 23.1

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires UCBH to file information with the Securities and Exchange Commission (“SEC”) concerning its business and operations. Accordingly, UCBH files annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the SEC:

North East Regional Office The Woolworth Building 233 Broadway, 13th Floor New York, New York 10279

San Francisco District Office 44 Montgomery Street, Ste. 1100 San Francisco, California 94104

You can obtain additional information about the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies that, like UCBH, file information electronically with the SEC. You can also inspect information about UCBH at its web site (http://www.ucbh.com) or at the offices of The Nasdaq Stock Market or by visiting the Nasdaq web site (http://www.nasdaq.com). The information on the Nasdaq web site is not incorporated into or made part of this Registration Statement.

The SEC allows UCBH to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information included in this prospectus. We incorporate by reference the documents listed below. We also incorporate by reference any future filings UCBH makes with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) until the stockholders sell all of the shares or until the offering of the shares is otherwise ended. This prospectus is part of a Registration Statement that we filed with the SEC (Registration No. 333-97057).

UCBH SEC Filings	Period

Annual Report on Form 10-K	Year ended December 31, 2001

Quarterly Report on Form 10-Q	Quarters ended March 31, 2002, and June 30, 2002

The Definitive Proxy Statement	Dated: March 11, 2002

The description of UCBH common stock set forth in the quarterly report on Form 10-Q for the quarter ended June 30, 2002, including any amendment or report filed with the SEC for the purpose of updating such description.

You can request a free copy of these filings by writing or calling us at the following address:

Jonathan H. Downing
Executive Vice President, Chief Financial Officer
UCBH HOLDINGS, INC.
711 Van Ness Avenue
San Francisco, California 94102
(415) 928-0700

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information or additional information. The stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus, contains certain forward-looking statements within the meaning of applicable law. Examples of forward-looking statements include, without limitation, statements containing the words “believes”, “plans”, “anticipates”, “expects”, “intends”, “estimates”, “targeted” and words of similar import.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of UCBH to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which UCBH operates; demographic changes; competition; fluctuations in market interest rates; changes in business strategies; changes in governmental regulation; changes in credit quality and other risks and other uncertainties including those detailed in the most recent quarterly and annual reports filed by UCBH with the SEC. Given these risks and uncertainties, undue reliance should not be placed on such forward-looking statements. UCBH undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, or to reflect the occurrence of unanticipated events.

RECENT DEVELOPMENTS

Pursuant to the terms of agreements dated May 29, 2002, the Stockholders (as defined below) irrevocably committed to acquire shares of UCBH common stock, par value $0.01 per share, for a total value of

$51,250,000, in exchange for all of the shares of common stock of Bank of Canton of California (“BCC”) owned by such Stockholders, subject only to approval by applicable bank regulatory authorities. The shares of common stock of BCC represent 25% of the outstanding shares of common stock of BCC. On July 2, 2002, UCBH filed change of control applications with, respectively, the Federal Deposit Insurance Corporation, the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions. UCBH is currently in the process of negotiating the purchase of the remaining 75% of the outstanding shares of common stock of BCC, for which UCBH intends to pay cash.

USE OF PROCEEDS

All of the shares of the common stock, par value $0.01 per share, of UCBH offered by this prospectus would be sold by Tseng-Hwa Liu, Han-Hsiang Huang, Chin-Mao Hsieh, Kuo-Chen Cheng, Tseng-Hwa Liu, Min-Sheng Han and Shih-Chin Shen (collectively, the “Stockholders”). UCBH will not receive any proceeds from the sale of the shares. UCBH will pay certain expenses relating to this offering, estimated to be approximately $50,000.

THE STOCKHOLDERS

On May 29, 2002, pursuant six separate, but substantially similar agreements, the Stockholders, all of whom are residents of Taiwan, irrevocably committed to exchange all of the common stock of BCC held by such Stockholders for a total of $51,250,000 worth of UCBH common stock. The purchase of UCBH common stock is subject only to approval by applicable bank regulatory authorities. While the aggregate purchase price was fixed at $51,250,000, the actual per share exchange price will be calculated based on the average of the per share closing prices of UCBH common stock during the twenty consecutive trading days prior to the closing.

         The Stockholders do not have and have not had any material relationship with UCBH or its affiliates or predecessors within the past three years.

         The following table sets forth as of July 24, 2002, information regarding the beneficial ownership of the Company’s common stock that would be held by the Stockholders upon the closing of UCBH’s acquisition of their shares of BCC common stock following receipt of bank regulatory approvals and the effectiveness of this registration statement. The table shows the number of shares of UCBH common stock offered hereunder by each Stockholder and the net ownership of shares of common stock if all such shares so offered are sold by the Stockholders. Such Stockholders owned no shares of UCBH prior to the acquisition of the shares covered by this prospectus.

			Total Number of
			Shares to be	Total Shares to be Owned
			Offered for	Upon Completion of This
	Shares owned Prior		Shareholder's	Offering
Name of Shareholder	to this Offering*		Account	Number	Percent

Kuo-Chen Cheng	253,644	(1)	253,644	0	0%

Chin-Mao Hsieh	245,189	(2)	245,189	0	0%

Tseng-Hwa Liu	205,732	(3)	205,732	0	0%

Min-Sheng Han	205,732	(3)	205,732	0	0%

Shih-Chin Shen	253,644	(1)	253,644	0	0%

Han-Hsiang Huang	245,189	(2)	245,189	0	0%

Total	1,409,130		1,409,130	0	0%

         •     As of July 19, 2002, UCBH had 19,634,615 shares of common stock, par value $0.01 per share, issued and outstanding. The actual number of UCBH common stock sold by each Stockholder pursuant to this registration statement may be less or more than indicated above based upon any pre-closing adjustment in the purchase price per share of UCBH common stock as calculated based on the average of the per share closing prices of UCBH common stock during the twenty consecutive trading days prior to the closing.

         (1)  Approximately 1.29% of the total number of shares of UCBH’s common stock outstanding as of July 19, 2002.

         (2)  Approximately 1.25% of the total number of shares of UCBH’s common stock outstanding as of July 19, 2002.

         (3)  Approximately 1.05% of the total number of shares of UCBH’s common stock outstanding as of July 19, 2002.

         There can be no assurance that the Stockholders will sell all or any of the shares offered by this prospectus.

PLAN OF DISTRIBUTION

All or part of the shares may be offered by the Stockholders from time to time in transactions on The Nasdaq National Market, in privately negotiated transactions, through selling options to purchase the shares, or a combination of these methods of sale. These transactions may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. For purposes of this prospectus, the term “Stockholders” includes donees, transferees, pledgees or other successors in interest of or to the Stockholders that receive the shares as a gift, partnership or similar distribution or other non-sale related transfer.

The Stockholders will act independently of UCBH in making decisions with respect to the timing, manner and size of each sale. The methods by which the shares may be sold or distributed may include, but are not limited to, the following:

•	a cross or block trade in which the broker or dealer engaged by a Stockholder will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its account;

•	an exchange distribution in accordance with the rules of the exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	short sales or borrowings, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;

•	delivery in connection with the issuance of securities by issuers, other than UCBH, that are exchangeable for (whether on an optional or mandatory basis), or payable in, shares (whether the securities are listed on a national securities exchange or otherwise) or pursuant to which shares may be distributed; and

•	a combination of any of the above methods of sale or distribution.

Brokers or dealers engaged by the Stockholders may arrange for other brokers or dealers to participate in any sale. Brokers or dealers may receive commissions or discounts from the Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933 ("Securities Act") or pursuant to other exemptions from registration under the Securities Act, including but not limited to Section 3(a)(10) thereof.

If the shares are sold in an underwritten offering, the shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions. These transactions may be negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The names of the underwriters for any offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting any compensation of the underwriters and broker-dealers will be described in a prospectus supplement relating to the offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise described in a prospectus supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all the shares specified in the prospectus supplement if any shares are purchased. This prospectus also may be used by brokers who borrow the shares to settle short sales of shares of UCBH common stock and who wish to offer and sell shares under circumstances requiring use of the prospectus or making use of the prospectus desirable.

From time to time the Stockholders, to the extent permitted under law, may engage in short sales, short sales against the box, puts, calls and other transactions in securities of UCBH, or derivatives, and may sell and deliver the shares in connection with such transactions.

None of the proceeds from the sales of the shares by the Stockholders will be received by UCBH. UCBH will bear certain expenses in connection with the registration of the shares being offered by the Stockholders, including all costs incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

The Stockholders, and any broker-dealer who acts in connection with the sale of shares under this prospectus, may be deemed to be an “underwriter” as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. UCBH and/or the Stockholders may agree to indemnify any underwriters and certain other participants in an underwriting or distribution of the shares and their directors, officers, employees and agents against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered under this prospectus will be passed upon for UCBH by Coudert Brothers LLP. See Exhibit 5.1 hereto.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

UCBH has not authorized anyone (including any salesman or broker) to give oral or written information about this offering that is different from the information included in this prospectus or that is not included in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Filing Fee	$4,715
Printing and Engraving Expenses	$5,000*
Accounting Fees and Expense	$5,000*
Legal Fees	$30,000*
Miscellaneous Expenses	$5,285*

Total	$50,000*

*	Estimated

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

UCBH is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware contains detailed provisions on indemnification of directors and officers of a Delaware corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain litigation.

UCBH’s Amended and Restated Certificate of Incorporation (the “Certificate”), provides for indemnification of directors and officers. The Certificate provides that UCBH will indemnify each director, officer, employee or agent of UCBH or any individual serving in such a capacity with another business entity at UCBH’s request (an “Indemnitee”) to the full extent permitted by the General Corporation Law of the state of Delaware (“Delaware Law”) or any other applicable laws as presently or hereinafter in effect against all expense, liability and loss (including attorneys’ fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith. The Certificate also authorizes UCBH to enter into agreements with any person providing for indemnification greater or different than that provided therein. The Certificate provides that expenses incurred in defending an action, suit or proceeding shall be paid by UCBH in advance of the final disposition of such action upon receipt of an undertaking by or on behalf of such person that he or she will repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by UCBH. The Certificate and Delaware Law also provide that the indemnification provisions of the Certificate and Delaware Law are not exclusive of any other right to which a person seeking indemnification and advancement of expenses may be entitled under any statute, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

The directors and certain officers of UCBH are covered by an insurance policy indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the UCBH pursuant to the foregoing provisions, UCBH has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

     The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT
NO.	DESCRIPTION

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-24947)).

3.2	By-laws of Registrant (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-24947)).

5.1	Opinion of Coudert Brothers LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement); and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that (1)(i)and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference to this Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5)  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6)  That for purposed of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (7)  That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, State of California, on July 11, 2002.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James E. Topinka, Esq., his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

UCBH HOLDINGS, INC.

By:	/s/ Thomas S. Wu Thomas S. Wu Chairman, President, and Chief Executive Officer (principal executive officer)

By:	/s/Jonathan H. Downing Jonathan H. Downing Executive Vice President, Chief Financial Officer, and Treasurer (principal financial and accounting officer)

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES WITH UCBH HOLDINGS, INC. AND ON THE DATES INDICATED.

SIGNATURE	TITLE	DATE

/s/ Thomas S. Wu Thomas S. Wu	Chairman, President, Chief Executive Officer, and Director	July 11, 2002

/s/ Jonathan H. Downing Jonathan H. Downing	Executive Vice President, Chief Financial Officer, Treasurer, and Director	July 11, 2002

/s/ Li-Lin Ko Li-Lin Ko	Director	July 11, 2000

/s/ Ronald S. McMeekin Ronald S. McMeekin	Director	July 11, 2002

/s/ Dr. Godwin Wong Dr. Godwin Wong	Director	July 11, 2002

/s/ Joseph S. Wu Joseph S. Wu	Director	July 11, 2002

/s/ Michael Tun Zan Michael Tun Zan	Director	July 11, 2002

EXHIBIT INDEX

EXHIBIT
NO.	DESCRIPTION

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 File No. 0-24947).

3.2	By-laws of Registrant (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 File No. 0-24947).

5.1	Opinion of Coudert Brothers LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page).